Exhibit 10.1

DEPARTMENT OF THE TREASURY WASHINGTON, D.C. 20220
October 22, 2009
Mr. Robert Benmosche
President and Chief Executive Officer
American International Group, Inc.
70 Pine Street
27th Floor
New York, NY 10270

Re:	Proposed Compensation Payments and Structures for Senior Executive Officers and Most Highly Compensated Employees
Dear Mr. Benmosche:
          Pursuant to the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance, the Office of the Special Master has completed its review of your 2009 compensation submission on behalf of the senior executive officers and most highly compensated employees of American International Group, Inc. (“AIG”). Attached as Annex A is a Determination Memorandum (accompanied by Exhibits I and II) providing the determinations of the Special Master with respect to 2009 compensation for those employees. 31 C.F.R. § 30.16(a)(3).
          Pursuant to the Interim Final Rule, the Special Master is required to determine whether the compensation structure for each senior executive officer and certain most highly compensated employees “will or may result in payments inconsistent with the purposes of section 111 of EESA or TARP, or [is] otherwise contrary to the public interest.” Id. § 30.16(a)(3). The Special Master has determined that, to satisfy this standard, 2009 compensation for AIG’s senior executive officers and most highly compensated employees generally must comport with the following important standards:
•	Base salary paid in cash should not exceed $500,000 per year, except in appropriate cases for good cause shown. Such good cause will not exist in any case in which the employee is to be paid a substantial cash amount pursuant to a previously existing agreement between AIG and the employee. Overall, cash compensation must be significantly reduced from cash amounts paid in 2008. In AIG’s case, cash compensation for these employees will decrease 91% from 2008 levels.

•	Rather than cash, the majority of each individual’s base salary will be paid in the form of stock units reflecting the value of a “basket” of four AIG insurance subsidiaries that the Company, the Federal Reserve Bank of New York, and the Department of the Treasury have identified as critical to the future of the company. These units will immediately vest, in accordance with the Interim Final Rule, but will only be redeemable in three equal, annual installments beginning on the second anniversary of the date they are earned, with each installment redeemable one year early if AIG repays its TARP obligations. This structure encourages employees to remain employed by AIG and to maximize the value of the businesses most important to its long-term stability while avoiding incentives for unnecessary risk-taking. Other terms and conditions of these stock units, including any alterations to the structure of the “basket” to maintain appropriate incentives for employees, will be determined by the AIG, subject to the Special Master’s approval.

•	Total compensation for each individual must be appropriate when compared with total compensation provided to persons in similar positions or roles at similar entities. Overall, total compensation must be significantly reduced from the amounts paid in 2008. In AIG’s case, total compensation for these employees will decrease 58% from 2008 levels.

•	If—and only if—the employee achieves objective performance metrics developed and reviewed in consultation with the Office of the Special Master, the employee may be eligible for long-term incentive awards. These awards, however, must be payable in the form of restricted stock that will be forfeited unless the employee stays with AIG for at least three years following grant, and may only be redeemed in 25% installments for each 25% of AIG’s TARP obligations that are repaid. Such long-term incentive awards may not exceed one third of total annual compensation.

•	Employees of AIG Financial Products will receive only cash base salaries through the balance of 2009. Employees who pledged to return amounts paid pursuant to previously existing retention awards must immediately repay the pledged amount.

•	Any and all incentive compensation will be subject to recovery or “clawback” if the payments are based on materially inaccurate financial statements, any other materially inaccurate performance metrics, or if the employee is terminated due to misconduct that occurred during the period in which the incentive was earned.

•	Any and all “other” compensation and perquisites will not exceed $25,000 for each employee (absent exceptional circumstances for good cause shown to the satisfaction of the Special Master).

•	No severance benefit to which an employee becomes entitled in the future may take into account a cash salary increase, or any payment of stock salary, that the Special Master has approved for 2009.

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•	No additional amounts in 2009 may be accrued under supplemental executive retirement plans or credited by the company to other “non-qualified deferred compensation” plans after the date of the Determination Memorandum.
          The Special Master has also determined that, in order for the approved compensation structures to satisfy the standards of 31 C.F.R. § 30.16(a)(3), AIG must adopt policies applicable to these executive officers and employees as follows:
•	The achievement of any performance objectives must be certified by the Compensation and Management Resources Committee of AIG’s Board of Directors, which is composed solely of independent directors, as part of AIG’s securities filings. These performance objectives must be reviewed and approved by the Office of the Special Master.

•	The employees will be prohibited from engaging in any hedging, derivative or other transactions that have an equivalent economic effect that would undermine the long-term performance incentives created by their compensation structures.

•	AIG may not provide a tax “gross up” of any kind to these employees.

•	At least once every year, the Compensation and Management Resources Committee must provide to the Department of the Treasury a narrative description identifying each compensation plan for its senior executive officers, and explaining how the plan does not encourage the senior executive officers to take unnecessary and excessive risks that threaten AIG’s value.
These requirements are described in further detail in the attached Determination Memorandum.
          The Special Master’s review has been guided by a number of considerations, including each of the principles articulated in the Interim Final Rule. Id. § 30.16(b)(l). The following principles were of particular importance to the Special Master in his determinations with respect to AIG’s compensation structures:
•	Performance-based compensation. The overwhelming majority of approved compensation depends on AIG’s performance, and ties the financial incentives of AIG employees to the overall performance of the company. A majority of the salary paid to employees under these structures will be paid in the form of stock units reflecting the value of four subsidiaries critical to AIG’s long-term stability; and, because the stock will only be redeemable in equal, one-third installments beginning on the second anniversary of the date the stock salary is earned (in each case subject to acceleration by one year if AIG repays its TARP obligations), the ultimate value realized by the employee will depend on AIG’s performance over the long term. Guaranteed amounts payable in cash, in contrast, are generally rejected. Id. § 30.16(b)(1)(iv).

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•	Taxpayer return. The compensation structures approved by the Special Master reflect the need for AIG to remain a competitive enterprise and, ultimately, to be able to repay TARP obligations. The Special Master has determined that these approved compensation structures are competitive when compared with those provided to persons in similar positions or roles at similar entities. Id. § 30.16(b)(l)(ii).

•	Appropriate allocation. The total compensation payable to AIG employees is weighted heavily towards long-term structures that are tied to AIG’s performance and are easily understood by shareholders. As a general principle, guaranteed income is rejected. Fixed compensation payable to AIG employees should consist only of cash salaries at sufficient levels to attract and retain employees and provide them a reasonable level of liquidity.
          Pursuant to the Interim Final Rule, AIG may, within 30 days of the date hereof, request in writing that the Special Master reconsider the determinations set forth in Annex A. If AIG does not request reconsideration within 30 days, these initial determinations will be treated as final determinations. Id. § 30.16(c)(l).
Very truly yours,

/s/ Kenneth R. Feinberg
Kenneth R. Feinberg
Office of the Special Master
TARP Executive Compensation
Attachment

cc:	Anastasia D. Kelly, Esquire Marc R. Trevino, Esquire

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ANNEX A
DETERMINATION MEMORANDUM
I. Introduction
          The Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”), requires the Secretary of the Treasury to establish standards related to executive compensation and corporate governance for financial institutions receiving financial assistance under the Troubled Asset Relief Program (“TARP”). Through the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), the Secretary delegated to the Office of the Special Master for TARP Executive Compensation (the “Office of the Special Master” or, the “Office”) responsibility for reviewing compensation structures of certain employees at financial institutions that received exceptional financial assistance under the TARP (“Exceptional Assistance Recipients”). 31 C.F.R. § 30.16(a); id. § 30.16(a)(3). For these employees, the Special Master must determine whether the compensation structure will or may result in payments “inconsistent with the purposes of section 111 of EESA or TARP, or [is] otherwise contrary to the public interest.” Id.
          American International Group, Inc. (“AIG,” or the “Company”), one of seven Exceptional Assistance Recipients, has submitted to the Special Master proposed compensation structures for review pursuant to Section 30.16(a)(3) of the Rule. These compensation structures apply to three employees that the Company has identified as senior executive officers (the “Senior Executive Officers,” or “SEOs”) for purposes of the Rule, and nine employees the Company has identified as among the most highly compensated employees of the Company for purposes of the Rule (the “Most Highly Compensated Employees,” and, together with the SEOs, the “Covered Employees”).
          The Special Master has completed the review of the Company’s proposed compensation structures pursuant to the principles set forth in the Rule. This Determination Memorandum sets forth the determinations of the Special Master, pursuant to Section 30.16(a)(3) of the Rule, with respect to the Covered Employees.
II. Background
          On June 15, 2009, the Department of the Treasury (“Treasury”) promulgated the Rule, creating the Office of the Special Master and delineating its responsibilities. Immediately following that date, the Special Master, and Treasury employees working in the Office of the Special Master, conducted extensive discussions with AIG officials and Company counsel. During these discussions, the Office of the Special Master informed AIG about the nature of the Office’s work and the authority of the Special Master under the Rule. These discussions continued for a period of months, during which the Special Master and AIG explored potential compensation structures for the Covered Employees.

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          The Rule requires that each Exceptional Assistance Recipient submit proposed compensation structures for each Senior Executive Officer and Most Highly Compensated Employee no later than August 14, 2009. 31 C.F.R. § 30.16(a)(3). On July 20, 2009, the Special Master requested from each Exceptional Assistance Recipient, including AIG, certain data and documentary information necessary to facilitate the Special Master’s review of the Company’s compensation structures. The request required AIG to submit data describing its proposed compensation structures, and the payments that would result from the structures, concerning each Covered Employee.
          In addition, the Rule authorizes the Special Master to request information from an Exceptional Assistance Recipient “under such procedures as the Special Master may determine.” Id. § 30.16(d). AIG was required to submit competitive market data indicating how the amounts payable under AIG’s proposed compensation structures relate to the amounts paid to persons in similar positions or roles at similar entities. AIG was also required to submit a range of documentation, including information related to proposed performance metrics, internal policies designed to curb excessive risk, and certain previously existing compensation plans and agreements.
          AIG submitted this information to the Office of the Special Master on August 14, 2009. Following a preliminary review of the submission, and the submission of certain additional information, on August 31, 2009, the Special Master determined that AIG’s submission was substantially complete for purposes of the Rule. Id. § 30.16(a)(3). The Office of the Special Master then commenced a formal review of AIG’s proposed compensation structures for the Covered Employees. The Rule provides that the Special Master is required to issue a compensation determination within 60 days of a substantially complete submission. Id.
          The Office of the Special Master’s review of the Company’s proposals was aided by analysis from a number of internal and external sources, including:
•	Treasury personnel detailed to the Office of the Special Master, including executive compensation specialists with significant experience in reviewing, analyzing, designing and administering executive compensation plans, and attorneys with experience in matters related to executive compensation;

•	Competitive market data provided by the Company in connection with its submission to the Office of the Special Master;

•	External information on comparable compensation structures extracted from the U.S. Mercer Benchmark Database-Executive;

•	External information on comparable compensation structures extracted from Equilar’s Executivelnsight database (which includes information drawn from publicly filed proxy statements) and Equilar’s Top 25 Survey Summary Report (which includes information from a survey on the pay of highly compensated employees);

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•	Consultation with Lucian A. Bebchuk, a world-renowned expert in executive compensation and the William J. Friedman and Alicia Townsend Friedman Professor of Law, Economics, and Finance and Director of the Program on Corporate Governance at Harvard Law School; and

•	Consultation with Kevin J. Murphy, a world-renowned expert in executive compensation and the Kenneth L. Trefftzs Chair in Finance in the department of finance and business economics at the University of Southern California’s Marshall School of Business.
The Special Master considered these views, in light of the statutory and regulatory standards described in Part III below, when evaluating the Company’s proposed compensation structures for the Covered Employees for 2009.
III. Statutory and Regulatory Standards
          The Rule requires that the Special Master determine for each of the Covered Employees whether AIG’s proposed compensation structure, including amounts payable or potentially payable under the compensation structure, “will or may result in payments that are inconsistent with the purposes of section 111 of EESA or TARP, or [is] otherwise contrary to the public interest.” 31 C.F.R. § 30.16(a)(3) (as applied to Covered Employees of Exceptional Assistance Recipients, the “Public Interest Standard”). Regulations promulgated pursuant to the Rule require that the Special Master consider six principles when making these compensation determinations:
(1)	Risk. The compensation structure should avoid incentives that encourage employees to take unnecessary or excessive risks that could threaten the value of the Exceptional Assistance Recipient, including incentives that reward employees for short-term or temporary increases in value or performance; or similar measures that may undercut the long-term value of the Exceptional Assistance Recipient. Compensation packages should be aligned with sound risk management. Id. § 30.16(b)(l)(i).

(2)	Taxpayer return. The compensation structure and amount payable should reflect the need for the Exceptional Assistance Recipient to remain a competitive enterprise, to retain and recruit talented employees who will contribute to the recipient’s future success, so that the Company will ultimately be able to repay its TARP obligations. Id. § 30.16(b)(l)(ii).

(3)	Appropriate allocation. The compensation structure should appropriately allocate the components of compensation such as salary and short-term and long-term performance incentives, as well as the extent to which compensation is provided in cash, equity, or other types of compensation such as executive pensions, or other benefits, or perquisites, based on the specific role of the employee and other relevant circumstances, including the nature and amount of current compensation,

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deferred compensation, or other compensation and benefits previously paid or awarded. Id. § 30.16(b)(l)(iii).
(4)	Performance-based compensation. An appropriate portion of the compensation should be performance-based over a relevant performance period. Performance-based compensation should be determined through tailored metrics that encompass individual performance and/or the performance of the Exceptional Assistance Recipient or a relevant business unit taking into consideration specific business objectives. Performance metrics may relate to employee compliance with relevant corporate policies. In addition, the likelihood of meeting the performance metrics should not be so great that the arrangement fails to provide an adequate incentive for the employee to perform, and performance metrics should be measurable, enforceable, and actually enforced if not met. Id. § 30.16(b)(l)(iv).

(5)	Comparable structures and payments. The compensation structure, and amounts payable where applicable, should be consistent with, and not excessive taking into account, compensation structures and amounts for persons in similar positions or roles at similar entities that are similarly situated, including, as applicable, entities competing in the same markets and similarly situated entities that are financially distressed or that are contemplating or undergoing reorganization. Id. § 30.l6(b)(l)(v).

(6)	Employee contribution to TARP recipient value. The compensation structure and amount payable should reflect the current or prospective contributions of an employee to the value of the Exceptional Assistance Recipient, taking into account multiple factors such as revenue production, specific expertise, compliance with company policy and regulation (including risk management), and corporate leadership, as well as the role the employee may have had with respect to any change in the financial health or competitive position of the recipient. Id. § 30.16(b)(l)(vi).
          The Rule provides that the Special Master shall have discretion to determine the appropriate weight or relevance of a particular principle depending on the facts and circumstances surrounding the compensation structure or payment for a particular employee. Id. § 30.16(b). To the extent two or more principles may appear inconsistent in a particular situation, the Rule requires that the Special Master exercise his discretion in determining the relative weight to be accorded to each principle. Id.
          The Rule provides that the Special Master may, in the course of applying these principles, take into account other compensation structures and other compensation earned, accrued, or paid, including compensation and compensation structures that are not subject to the restrictions of section 111 of EESA. For example, the Special Master may consider payments obligated to be made by the Company pursuant to certain legally binding rights under valid written employment contracts entered into prior to enactment of the statute and the accompanying Rule. Id. § 30.16(a)(3).

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IV. Compensation Structures and Payments
A. AIG Proposals
          AIG has provided the Office of the Special Master with detailed information concerning its proposed 2009 compensation structures for the Covered Employees, including amounts proposed to be paid under the compensation structure for each Covered Employee (the “Proposed Structures”).
          AIG supported its proposal with detailed assessments of each Covered Employee’s tenure and responsibilities at the Company (or its applicable subsidiary) and historical compensation structure. The submission also included market data that, according to the Company, indicated that the amounts potentially payable to each employee were comparable to the compensation payable to persons in similar positions or roles at a “peer group” of entities selected by the Company.
          1. AIG Corporate and Operating Units
          AIG has proposed compensation structures for each of three Senior Executive Officers, as well as for four Most Highly Compensated Employees, each of whom serves as an executive in AIG’s corporate offices or as a senior executive at an AIG subsidiary.1
          AIG’s proposed compensation structures for each of the seven executives in this group generally emphasized increases in cash base salary and substantial base salary paid in the form of vested AIG stock and did not include any compensation payable on the basis of individual performance.
               a. Cash Salary and Cash “Retention” Awards
          AIG generally proposed to increase cash base salaries for employees in this group. AIG’s submission asserted that these base salaries could be justified by reference to the compensation of persons in similar positions or roles at similar entities.
          AIG also proposed to pay “retention” awards to three of these employees, in amounts ranging from $1,500,000 to $2,400,000, that AIG argued were due under agreements providing for legally binding rights under valid written employment contracts, see 31 C.F.R. § 30.10(e)(2), and thus were not subject to the review of the Special Master.

[1]	On August 16, 2008, AIG entered into a Letter Agreement with Robert H. Benmosche pursuant to which Mr. Benmosche was appointed Chief Executive Officer of AIG. The Special Master separately reviewed the Letter Agreement and determined that the compensation structure under the Letter Agreement was consistent with the Public Interest Standard. See Office of the Special Master, Letter to Compensation and Management Resources Committee, American International Group, Oct. 2, 2009, available at http://www.financialstability.gov/docs/RobertBenmoscheDeterminationLetter.pdf. Accordingly, Mr. Benmosche’s compensation package is not addressed in this Determination Memorandum.

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               b. Stock Salary
          AIG proposed that employees in this group receive substantial compensation in the form of vested AIG common stock delivered on the Company’s payroll schedule. AIG proposed that 50% of the stock be transferable immediately by the employee. AIG proposed to deliver stock salary in amounts ranging from $250,000 to $4,600,000 to employees in this group.
               c. Annual Long-Term Incentive Awards
               AIG did not propose that employees in this group be granted any compensation subject to the achievement of performance measures. Specifically, AIG’s Proposed Structures did not include grants of long-term incentive awards granted in compliance with the requirements of the Rule.
               d. “Other” Compensation and Perquisites
          AIG’s submission included payments of “other” compensation as well as perquisites to the Covered Employees. The proposed payments varied in value.
               e. Supplemental Executive Retirement Plans and Non-Qualified Deferred Compensation
          AIG also proposed that certain Covered Employees receive compensation in the form of accruals under a “non-qualified deferred compensation” plan.
               f. Severance Plans
          AIG’s submission to the Office of the Special Master also indicated that, in some cases, the Proposed Structures would result in increases in amounts payable to these employees pursuant to severance arrangements.
          2. Covered Employees at AIG Financial Products
          AIG has also proposed compensation structures for five Covered Employees employed by AIG Financial Products, a subsidiary of the Company. AIG’s proposed compensation structure for each of these five employees included significant increases in cash base salary, accompanied by a promise, secured by a segregated pool of cash, to pay the employees substantial amounts based on their performance. In summary, AIG’s proposed compensation structures for these employees included the following principal elements:
•	Cash base salaries, delivered on a nunc pro tunc basis effective January 1, 2009, ranging from $285,000 to $950,000.

•	Payments from the segregated cash pool ranging from $1,115,000 to $2,612,182.

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•	Total proposed 2009 compensation for five employees of $13,200,000.
          In addition, in the course of discussions with the Office of the Special Master, AIG acknowledged that certain employees of AIG Financial Products had pledged to repay amounts paid in early 2009 in connection with certain bonuses. AIG had further acknowledged that four of these five employees made such pledges and failed, as of the date of AIG’s submission to the Office of the Special Master, to honor those pledges. The remaining Covered Employee at AIG Financial Products did not pledge to return any of the amounts received in early 2009.
B. Determinations of the Special Master
          The Special Master has reviewed the Proposed Structures in detail by application of the principles set forth in the Rule and described in Part III above. In light of this review and analysis, the Special Master has determined that both the structural design of AIG’s proposals and the amounts potentially payable to Covered Employees under the proposals would be inconsistent with the Public Interest Standard, and, therefore, require modification.
          The Special Master has determined, in light of the considerations that follow, that the compensation structures described in Exhibits I and II to this Determination Memorandum will not, by virtue of either their structural design or the amounts potentially payable under them, result in payments inconsistent with the Public Interest Standard.
          1 AIG Corporate and Operating Units
               a. Cash Salary and Cash “Retention” Awards
          The Special Master reviewed AIG’s proposal with respect to cash salary and “retention” awards in light of the principle that compensation structures should generally be comparable to “compensation structures and amounts for persons in similar positions or roles at similar entities,” id. § 30.16(b)(l)(v). AIG’s cash salary proposals for these employees generally exceeded the 50th percentile of amounts paid to persons in similar positions or roles at similar entities. The Special Master has concluded that, for Covered Employees at Exceptional Assistance Recipients, cash salaries generally should target the 50th percentile as compared to persons in similar positions or roles at similar entities because such levels of cash salaries balance the need to attract and retain talented employees with the need for compensation structures that reflect the circumstances of Exceptional Assistance Recipients. Accordingly, the Special Master has concluded that AIG’s proposed cash salaries are inconsistent with the Public Interest Standard, because the proposed amounts cannot be supported by reference to amounts payable to persons in similar positions or roles at similar entities.
          The Special Master also reviewed AIG’s proposed cash salaries in light of the principle that an “appropriate portion of...compensation should be performance-based over a relevant performance period.” Id. § 30.16(b)(l)(iv). AIG proposed that cash

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salaries constitute significant proportions of total compensation, although cash salaries are not performance-based. The Special Master has concluded that performance-based compensation should constitute the primary portion of these employees total compensation packages, and therefore that AIG’s proposed salaries are inconsistent with the Public Interest Standard because the proposed cash amounts would have constituted too significant a proportion of the employee’s total pay.
          In addition, the Special Master may take into account compensation structures, such as legally binding rights under valid employment contracts, that are not subject to review by the Special Master. Id. § 30.16(a)(3). AIG proposed cash salaries for three employees that, AIG asserted, were also entitled to substantial cash payments in 2009 pursuant to previously existing “retention” awards. Although the Office of the Special Master negotiated for the restructuring of similar arrangements at other Exceptional Assistance Recipients, discussions with AIG officials did not lead to an agreed upon restructuring of these “retention” awards. After consulting with officials at the Federal Reserve Bank of New York and officials at Treasury, and considering their opinions, the Special Master has concluded that, due to the unique circumstances currently found to exist at AIG, and the need to retain the services of these three employees who are deemed to be particularly critical to AIG’s long-term financial success, restructuring these “retention” contracts would not be consistent with the Public Interest Standard. Instead, the Special Master has considered these retention awards when determining an appropriate reduction in proposed 2009 cash salaries for these employees.
          The Special Master has determined that cash salaries of less than $500,000 are generally consistent with the Public Interest Standard. In particular, the cash salaries of the three employees receiving payments pursuant to previously existing “retention” awards must not exceed this amount. The cash salaries that the Special Master has determined to be consistent with the Public Interest Standard for these employees are described in further detail in Exhibits I and II.
               b. Stock Salary
          First, the Special Master reviewed the amounts of compensation to be granted in the form of stock salary in light of the principle that compensation structures should generally be comparable to “compensation structures and amounts for persons in similar positions or roles at similar entities,” id. § 30.16(b)(l)(v). In general, the Special Master has concluded that AIG’s proposed amounts are consistent with the Public Interest Standard. These amounts, adjusted to reflect each employee’s responsibilities and role with respect to any change in the financial health or competitive position of AIG, id. § 30.16(b)(l)(v), are described in further detail in Exhibits I and II.
          Second, the Special Master reviewed the structure of AIG’s stock salary proposal in light of the principle that compensation structures should align performance incentives with long-term value creation rather than short-term profits. See id. § 30.16(b)(l)(i). The Special Master has concluded that AIG’s proposal, which contemplates that 50% of stock salary will be transferable immediately by the employee, does not provide sufficient alignment with long-term value creation.

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          The Special Master also reviewed the structure of AIG’s stock salary proposal in light of the principle that an appropriate portion of compensation should be “performance-based over a relevant performance period,” id. § 30.16(b)(l)(iv). Stock salary that is transferable immediately permits an employee to liquidate his or her investment in the stock immediately rather than over a period designed to reflect performance.
          Accordingly, the compensation structures the Special Master has determined to be consistent with the Public Interest Standard would not permit immediate transferability or sale of stock salary. Instead, stock salary may only be redeemable in three equal, annual installments beginning on the second anniversary of grant, with each installment redeemable one year early if AIG repays its TARP obligations.
          Finally, the Special Master reviewed AIG’s proposed stock salary in light of the principle that AIG must be able to maintain and attract the necessary employees to remain competitive in the marketplace. See id. § 30.16(b)(l)(ii). During this review, the Special Master consulted with officials at the Federal Reserve Bank of New York and officials at Treasury and considered their views. Based on this input, the Special Master has determined that the compensation structures consistent with the Public Interest Standard shall include stock units reflecting the value of a “basket” of four AIG insurance subsidiaries: American International Assurance Co. Ltd., American Life Insurance Co., Chartis, and AIG Domestic Life & Retirement Services Group. The value of each subsidiary, and therefore of the units, is to be determined on the basis of an adjusted book value measure that will exclude extraordinary events and give employees incentives to focus their efforts on the earnings generated by these critical businesses. Other terms and conditions of the “basket” units, including any alterations to the structure of the “basket” to maintain appropriate incentives for employees, will be determined by AIG subject to the approval of the Office of the Special Master.2 The units are described in further detail in Exhibits I and II.

[2]	The Covered Employees generally may not be paid a “bonus,” or receive payments pursuant to an “incentive plan,” except in limited circumstances prescribed by the Rule. The provisions of the Rule addressing compensation in the form of salary paid in property (such as stock) indicate that such payments will not constitute an “incentive plan” for purposes of the Rule if the payments are made pursuant to “an arrangement under which an employee receives a restricted stock unit that is analogous to TARP recipient stock,” 31 C.F.R. § 30.1. Under the Rule, “a unit is analogous to stock if. . .the term ‘TARP recipient stock” with respect to a particular employee recipient means the stock of a corporation. . .that is an ‘eligible issuer of service recipient stock’” for purposes of certain federal taxation regulations, id. The Rule also provides that “[t]he Special Master shall have responsibility for interpreting” the Rule. Id. § 30.16(a)(1). AIG’s proposed “basket” units are designed to reflect the value of businesses that comprise over 90% of AIG’s overall value, and to give employees incentives, in AIG’s unique circumstances, to maximize the value of those businesses and thus the value of the Company as a whole, while avoiding incentives for excessive risk taking. Accordingly, under these limited, unique circumstances, and without determining whether the “basket” units comprise “stock of a corporation. . . that is an ‘eligible issuer of service recipient stock’” under the Rule, the Special Master has concluded that AIG’s proposed subsidiary “basket” units constitute “restricted stock unit[s] that are analogous to TARP recipient stock” for purposes of the Rule. Id. § 30.1.

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c.	Annual Long-Term Incentive Awards
          The Special Master also reviewed AIG’s proposals in light of the principle that an “appropriate portion of the compensation should be performance-based,” id. § 30.16(b)(l)(iv), and based on “performance metrics [that are] measurable, enforceable, and actually enforced if not met.” Id. AIG’s proposals did not include any amounts payable to employees in this group on the basis of the achievement of performance measures. As described in Exhibits I and II, the structures the Special Master has determined to be consistent with the Public Interest Standard include an annual long-term incentive award payable only upon the achievement of specified, objective performance criteria developed and reviewed in consultation with the Office of the Special Master.
          The Special Master also evaluated AIG’s proposals in light of recently adopted international standards providing that incentive compensation should generally be payable over a period of three years, as well as the principle in the Rule providing that performance-based compensation should be payable “over a relevant performance period,” id. Accordingly, the Special Master has concluded that, to meet the Public Interest Standard, restricted stock granted in connection with these awards should not vest unless the employee remains employed until the third anniversary of grant. Finally, as required by the Rule, these awards may only be redeemed in 25% installments for each 25% of AIG’s TARP obligations that are repaid. These awards are described in further detail in Exhibits I and II.
d.	“Other” Compensation and Perquisites
          AIG has proposed substantial payments of “other” compensation, as well as perquisites, to the Covered Employees. (AIG’s submission included proposed payments of “other” compensation exceeding $1,500,000 and perquisites exceeding $900,000 to certain employees.) The Special Master has concluded that, absent special justification, employees—not the Company—generally should be responsible for paying personal expenses, and that significant portions of compensation structures should not be allocated to such perquisites and “other” compensation. See id. §30.16(b)(l)(iii).
          The Rule requires that each Exceptional Assistance Recipient annually disclose to Treasury any perquisites where the total value for any Senior Executive Officer or Most Highly Compensated Employee exceeds $25,000. An express justification for offering these benefits must also be disclosed. Accordingly, as described in Exhibits I and II, the compensation structures the Special Master has determined to be consistent with the Public Interest Standard provide no more than $25,000 in “other” compensation and perquisites to each of these employees. Any exceptions to this limitation will require that the Company provide to the Office of the Special Master an independent justification for the payment that is satisfactory to the Special Master. To the extent that payments exceeding this limitation have already been made to a Covered Employee in 2009, those amounts should be promptly returned to the Company.

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e.	Supplemental Executive Retirement Plans and Non-Qualified Deferred Compensation
          AIG proposed that certain Covered Employees receive compensation in the form of accruals under a “non-qualified deferred compensation” plan. In such plans, employers periodically credit employees with an entitlement to post-retirement payments. Over time, these credits accumulate and employees may become entitled to substantial cash guarantees payable on retirement—in addition to any payments provided under retirement plans maintained for employees generally.
          The Special Master has concluded that the primary portion of a Covered Employee’s compensation package should be allocated to compensation structures that are “performance-based over a relevant performance period.” Id. § 30.16(b)(l)(iv). Payments under the Company’s “non-qualified deferred compensation” plans do not depend upon “individual performance and/or the performance of the [Company] or a relevant business unit,” id.; instead, such accruals are simply guaranteed cash payments from the Company in the future. In addition, these payments can make it more difficult for shareholders to readily ascertain the full amount of pay due a top employee upon leaving the Company.
          Covered Employees should fund their retirements using wealth accumulated based on Company performance while they are employed, rather than being guaranteed substantial retirement benefits by the Company regardless of Company performance during and after their tenures. Accordingly, as described in Exhibits I and II, the compensation structures the Special Master has determined to be consistent with the Public Interest Standard prohibit further 2009 accruals for Covered Employees under supplemental retirement plans or Company credits to other “non-qualified deferred compensation” plans following the date of this Determination Memorandum.
f.	Severance Plans
          The Special Master has concluded that an increase in the amounts payable under these arrangements would be inconsistent with the principle that compensation should be performance-based, id. § 30.16(b)(l)(iv), and that payments should be appropriately allocated among the elements of compensation, id. § 30.16(b)(l)(iii). Accordingly, for the compensation structures described in Exhibits I and II to be consistent with the Public Interest Standard, the Company must ensure that 2009 compensation structures for these employees do not result in an increase in the amounts payable pursuant to these arrangements.
          2. Covered Employees at AIG Financial Products
          The Office of the Special Master evaluated AIG’s proposed compensation structures for these employees in light of the principle that compensation structures should, where appropriate, reflect “the role [an] employee may have had with respect to any change in the financial health or competitive position of the TARP recipient,” id. § 30.16(b)(l)(vi). The performance of AIG Financial Products has contributed

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significantly to the deterioration in AIG’s financial health. Accordingly, the Special Master has determined that AIG’s proposed compensation structures for these employees are inconsistent with the Public Interest Standard, because they do not adequately reflect the role of AIG Financial Products in the change in the financial health and competitive position of AIG.
          In addition, the Special Master may take into account compensation structures, such as legally binding rights under valid employment contracts, that are not subject to review by the Special Master. Id. § 30.16(a)(3). These employees received significant bonus payments in early 2009 notwithstanding AIG Financial Products’ role in the events necessitating taxpayer intervention. Accordingly, taking into account the payments made to these employees in early 2009, as well as the other principles set forth in the Rule, the Special Master has concluded that only the payment of these employees’ base salaries as in effect on December 31, 2008, and no further amounts of any kind, is consistent with the Public Interest Standard. These amounts are described in further detail in Exhibits I and II.
          The Office of the Special Master is engaged in ongoing discussions with the Company with respect to these employees. These discussions have emphasized the importance of the repayment of the entire pledged amount by each Covered Employee who pledged to return bonus amounts paid in 2009. Until the Special Master’s consideration of those matters is complete, no payments of compensation in 2009 to these employees, other than continuation of the cash salaries in effect on December 31, 2008, would be consistent with the Public Interest Standard.
          3. Departed Employees
          Thirteen employees that would have been Covered Employees had they remained employed are no longer employed by the Company. With respect to those employees, the Special Master has determined that cash salaries through the date of the termination of employment, and payment of up to $25,000 in perquisites and “other” compensation are consistent with the Public Interest Standard. No other payments to these employees of any kind would be consistent with the Public Interest Standard. Any exceptions to this limitation will require that the Company provide to the Office of the Special Master an independent justification for the payment that is satisfactory to the Special Master.
V. Corporate Governance
          As noted in Part III, above, the Rule requires the Special Master to consider the extent to which compensation structures are “performance-based over a relevant performance period,” 31 C.F.R. § 30.16(b)(iv). In light of the importance of this principle, AIG must take certain additional corporate governance steps, including those required by the Rule, to ensure that the compensation structures for the Covered Employees, and the amounts payable or potentially payable under those structures, are consistent with the Public Interest Standard.

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A. Requirements Relating to Compensation Structures
          In order to ensure that objective compensation performance criteria are “measurable, enforceable, and actually enforced if not met,” id. § 30.16(b)(l)(iv), long-term incentive awards may not be granted unless the AIG Compensation and Management Resources Committee determines to grant such an award in light of the employee’s performance as measured against objective performance criteria that the Committee has developed and reviewed in consultation with the Office of the Special Master. This evaluation must be disclosed to shareholders in, and certified by the Committee as part of, AIG’s securities filings. In addition, the Committee must retain discretion with respect to each employee, to reduce (but not to increase) the amount of any incentive award on the basis of its overall evaluation of the employee’s or AIG’s performance (notwithstanding full or partial satisfaction of the performance criteria).
          In addition, as noted in Part IV, above, and described in Exhibits I and II, the structures determined by the Special Master to be consistent with the Public Interest Standard include grants of stock in AIG. It is critical that these compensation structures achieve the Rule’s objective of “appropriate[ly] allocat[ing] the components of compensation [including] long-term incentives, as well as the extent to which compensation is provided in...equity,” id. § 30.16(b)(iii).
          The Company must have in effect a policy that would prohibit an employee from engaging in hedging, derivative or other transactions that have an economically similar effect that would undermine the incentives created by the compensation structures set forth in Exhibits I and II. Such transactions would be contrary to the principles set forth in the Rule.
B. Additional Requirements
          In addition to the requirements set forth above, pursuant to the requirements of the Rule, AIG is required to institute the following corporate governance reforms:
(1)	Compensation Committee; Risk Review. AIG must maintain a compensation committee comprised exclusively of independent directors. Every six months, the committee must discuss, evaluate, and review with AIG’s senior risk officers any risks that could threaten the value of AIG. In particular, the committee must meet every six months to discuss, evaluate, and review the terms of each employee compensation plan to identify and limit the features in (1) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that threaten the value of AIG; (2) the SEO or other employees’ compensation plans that could encourage behavior focused on short-term results and not on long-term value creation; and (3) the employee compensation plans that could encourage the manipulation of AIG’s reported earnings to enhance the compensation of any of the employees. Id. § 30.4; id. § 30.5.

(2)	Disclosure with Respect to Compensation Consultants. The compensation committee must disclose to Treasury an annual narrative description of whether

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AIG, its Board of Directors, or the committee has engaged a compensation consultant during the past three years. If so, the compensation committee must detail the types of services provided by the compensation consultant or any affiliate, including any “benchmarking” or comparisons employed to identify certain percentile levels of compensation. Id. § 30.11(c).

(3)	Disclosure of Perquisites. As noted in Part IV, AIG must provide to Treasury an annual disclosure of any perquisite whose total value for AIG’s fiscal year exceeds $25,000 for each of the Covered Employees. AIG must provide a narrative description of the amount and nature of these perquisites, the recipient of these perquisites, and a justification for offering these perquisites (including a justification for offering the perquisite, and not only for offering the perquisite with a value that exceeds $25,000). Id. § 30.1l(b).

(4)	Clawback. AIG must ensure that any incentive award paid to a Covered Employee is subject to a clawback if the award was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria. AIG must exercise its clawback rights except to the extent that it is unreasonable to do so. Id. § 30.8.

(5)	Say-on-Pay. AIG must permit a separate shareholder vote to approve the compensation of executives, as required to be disclosed pursuant to the federal securities laws (including the compensation discussion and analysis, the compensation tables, and any related material). Id. § 30.13. AIG conducted its first such vote in July 2009.

(6)	Policy Addressing Excessive or Luxury Expenditures. AIG was required to adopt an excessive or luxury expenditures policy, provide that policy to Treasury, and post it on AIG’s website. If AIG’s board of directors makes any material amendments to this policy, within ninety days of the adoption of the amended policy, the board of directors must provide the amended policy to Treasury and post the amended policy on the company website. Id. § 30.12.

(7)	Prohibition on Tax Gross-Ups. Except as explicitly permitted under the Rule, AIG is prohibited from providing (formally or informally) tax gross-ups to any of the Covered Employees. Id. § 30.1l(d).

(8)	CEO and CFO Certification. AIG’s chief executive officer and chief financial officer must provide to the Securities and Exchange Commission written certification of the Company’s compliance with the various requirements of section 111 of EESA. The precise nature of the required certification is identified in the Rule. Id. § 30.15 Appx. A.

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VI. Conclusion
          The Special Master has reviewed the Proposed Structures for the Covered Employees for 2009 in light of the principles set forth at 31 C.F.R. § 30.16(b). On the basis of that review, the Special Master has determined that the Proposed Structures submitted by AIG require modification in order to meet the Public Interest Standard.
          The Special Master has separately reviewed the compensation structures set forth in Exhibits I and II in light of the principles set forth at 31 C.F.R. § 30.16(b). Pursuant to the authority vested in the Special Master by the Rule, and in accordance with Section 30.16(a)(3) thereof, the Special Master hereby determines that the compensation structures set forth in Exhibits I and II, including the amounts payable or potentially payable under such compensation structures, will not result in payments that are inconsistent with the purposes of section 111 of EESA or the TARP, and will not otherwise be contrary to the public interest.
          Pursuant to the Interim Final Rule, AIG may, within 30 days of the date hereof, request in writing that the Special Master reconsider the determinations set forth in this Determination Memorandum. The request for reconsideration must specify a factual error or relevant new information not previously considered, and must demonstrate that such error or lack of information resulted in a material error in the initial determinations. If AIG does not request reconsideration within 30 days, the determinations set forth herein will be treated as final determinations. 31 C.F.R. § 30.16(c)(l).
          The foregoing determinations are limited to the compensation structures described in Exhibits I and II, and shall not be relied upon with respect to any other employee. The determinations are limited to the authority vested in the Special Master by Section 30.16(a)(3) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or Treasury with respect to the compliance of any compensation structure with any other provision of the Rule. Moreover, this Determination Memorandum has relied upon, and is qualified in its entirety by, the accuracy of the materials submitted by the Company to the Office of the Special Master, and the absence of any material misstatement or omission in such materials.
          Finally, the foregoing determinations are limited to the compensation structures described herein, and no further compensation of any kind payable to any Covered Employee without the prior approval of the Special Master would be consistent with the Public Interest Standard.

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EXHIBIT I
COVERED EMPLOYEES
2009 Compensation
Company Name: American International Group, Inc.

		Stock Salary
		(Performance based:	Long-Term Restricted Stock	Total Direct
		The stock vests at grant	(Performance based: Awarded	Compensation
		and is redeemable in	based on achievement of	(Cash salary paid to
		three equal annual	objective performance goals.	date plus two months at
	Cash Salary	installments beginning on	Vests after 3 years of service.	new run rate + stock
	(Rate going	the 2nd anniversary of	Transferability dependent on	salary + long-term
Employee ID	forward.)	grant.)	TARP repayment.)	restricted stock.)
1	$3,000,000	$4,000,000	$3,500,000	$10,500,000
110	$350,000	$100,000	$225,000	$675,000
137	$125,000	$0	$0	$125,000
145	$177,799	$0	$0	$177,799
150	$425,000	$0	$0	$425,000
157	$125,000	$0	$0	$125,000
163	$350,000	$3,104,167	$833,333	$4,558,333
182	$144,000	$0	$0	$144,000
188	$100,000	$0	$0	$100,000
206	$450,000	$4,691,667	$2,000,000	$7,600,000
209	$425,000	$0	$0	$425,000
255	$450,000	$0	$0	$450,000
267	$375,000	$3,566,666	$1,750,000	$6,108,333
Comparison of 2009 compensation to Prior Years: 2007 & 2008 Compensation
2008 Cash decreased by $34.4M or 90.8%
   Total Direct Compensation decreased by $28.4M or 57.8%
2007 Cash decreased by $29.0M or 89.2%
   Total Direct Compensation decreased by $26.3M or 55.7%
Note: 1: Amounts reflected in this Exhibit do not include amounts the Company has asserted to be payable pursuant to legally binding rights under valid employment contracts, see 31 C.F.R. § 30.10(e)(2).
Note: 2: The total number of Covered Employees may be less than 25 because of terminations, departures and retirements after January 1, 2009.
Note: 3: The terms and conditions of the stock salary and long-term restricted stock to be awarded to Employee 1, the Chief Executive Officer, differ from those described in these Exhibits. See supra Determination Memorandum note 1.

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EXHIBIT II
TERMS AND CONDITIONS OF PAYMENTS AND STRUCTURES
CONSISTENT WITH THE PUBLIC INTEREST STANDARD
          The following general terms and conditions shall govern the compensation structures described in Exhibit I. The Special Master’s determination that those structures are consistent with the Public Interest Standard is qualified in its entirety by the Company’s adherence to these terms and conditions.
•	Cash base salary. Cash base salaries reflect the go-forward rate for the employee effective as of November 1, 2009. Compensation paid in the form of cash base salary prior to that date in accordance with the terms of employment as of June 14, 2009 shall be permitted unless otherwise noted. 31 C.F.R. § 30.16(a)(3)(iii).

•	Stock salary. As described in Part IV, stock salary will be granted in the form of stock units reflecting the value of a “basket” of four AIG insurance subsidiaries: American International Assurance Co. Ltd., American Life Insurance Co., Chartis, and AIG Domestic Life & Retirement Services Group. The value of each subsidiary, and therefore of the units, will be determined on the basis of an adjusted book value measure that will exclude extraordinary events. The units will immediately vest, in accordance with the Interim Final Rule, but will only be redeemable in three equal, annual installments beginning on the second anniversary of grant, with each installment redeemable one year early if AIG repays its TARP obligations. Other terms and conditions of the “basket” units, including any alterations to the structure of the “basket” to maintain appropriate incentives for employees, will be determined by AIG subject to the approval of the Office of the Special Master.

Rates of stock salary grants reflect full-year values. Because this is a new compensation element, the amounts are payable on a nunc pro tunc basis effective January 1, 2009. Stock salary must be determined as a dollar amount through the date salary is earned, be accrued at the same time or times as the salary would otherwise be paid in cash, and vest immediately upon grant, with the number of shares or units based on the fair market value of a share on the date of award.

•	Long-term restricted stock. Long-term restricted stock may be granted upon the achievement of specified, objective performance criteria that have been developed and reviewed in consultation with the Office of the Special Master and certified by the Compensation and Management Resources Committee of AIG’s Board of Directors. Any such stock may vest only if the employee remains employed by the Company on the third anniversary of grant (or, if earlier, upon death or disability). The stock shall be transferable only in 25% increments for each 25% of TARP obligations repaid by the Company.

•	Other compensation and perquisites. No more than $25,000 in total other compensation and perquisites may be provided to any Covered Employee, absent exceptional circumstances for good cause shown, as defined by pertinent SEC regulations.

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•	Supplemental executive retirement plans and non-qualified deferred compensation plans. Following the date of the Determination Memorandum, no additional amounts may be accrued under supplemental executive retirement plans, and no Company contributions may be made to other “non-qualified deferred compensation” plans, as defined by pertinent SEC regulations.

•	Qualified Plans. For the avoidance of doubt, the Special Master has determined that participation by the Covered Employees in tax-qualified retirement, health and welfare, and similar plans is consistent with the Public Interest Standard.

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